Exhibit 10.5

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between William P. Kaplan (“Employee”) and Telik, Inc. (“Company”), and inures to the benefit of each of Company’s current, former and future, as applicable, parents, subsidiaries, affiliates, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, insurers, counsel, employees and assigns, and is contingent upon and shall be effective as of the closing of the transactions contemplated by the Merger Agreement (as defined below). The term “Parties” used in this Agreement means Company and Employee collectively.

RECITALS

A. The Company is party to that certain Agreement and Plan of Merger, dated as of May 12, 2014, by and among the Company, MabVax Therapeutics, Inc. and Tacoma Acquisition Corp. (the “Merger Agreement”); and

B. The Employee is eligible for certain benefits under Company’s Change of Control Severance Benefit Plan (the “Plan”) as a result of the transactions contemplated by the Merger Agreement (the “Merger”); and

C. The Merger is contingent upon (1) the resignation of Employee effective as of the closing of the Merger (the “Separation Date”), (2) the reduction of the benefits payable to Employee pursuant to the Plan, (3) the release of Employee’s actual or potential disputes arising out of or relating to Employee’s employment with Company or the cessation of that employment and (4) the termination of any employment agreement or offer letter by and between the Employee and the Company (the “Employment Agreement”); and

D. In order to induce the parties to the Merger Agreement to execute and deliver the same, and in consideration for the benefits to be received by Employee in connection with the Merger, the Parties wish to enter into this Agreement.

Company and Employee agree as follows:

1. Separation from Employment. Effective as of the Separation Date, Employee shall cease employment with the Company. On the Separation Date, the Company shall pay (a) Employee all of Employee’s wages due and owing, and pay for any unused vacation, accrued through the Separation Date and (b) $118,000, which will be in complete satisfaction of all amounts owed to Employee under the Plan, and to be paid in accordance with the Company’s standard payroll practices (and subject to all withholding required in connection therewith) in equal, monthly payments over the course of the six (6) month period following the Separation Date. Additionally, Employee acknowledges that he will submit to Company prior to the Separation Date, his request for reimbursement of all Company business expenses he has incurred up through the Separation Date. The Company shall reimburse such expenses, if properly documented and supported, within fifteen (15) days of the receipt of such final request for reimbursement. Employee acknowledges that the parties to the Merger Agreement are entering into such agreement based in part upon the Employee’s covenants and promises in this Agreement, and there is good and valuable consideration to support such promises and agreements, including, without limitation, the payments to the Employee pursuant to the Plan as a result of the consummation of the Merger.

2. Health Benefits. To the extent provided by the federal COBRA law or, if applicable, state insurance laws including CalCOBRA (collectively, “COBRA”), and by the Company’s current group health insurance policies, Employee will be eligible to continue his group health insurance benefits (i.e. medical, dental, and vision). Provided Employee timely elects continued coverage under COBRA, the Company, as part of this Agreement, will pay Employee’s COBRA premiums (“COBRA Premiums”) for coverage until the earliest of (a) the last day of the month following the six-month anniversary of the Separation Date, and (b) the date on which Employee ceases to be eligible for COBRA coverage.

3. Release and Waiver by Employee. Employee, on behalf of himself and his heirs, executors, administrators, assigns and successors, fully and forever releases and discharges Company, and, as applicable, its current, former and future parents, subsidiaries, and related entities, employee benefit plans and fiduciaries, predecessors, successors, officers, directors, shareholders, agents, insurers, counsel, employees and assigns (collectively, “Releasees”), from any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to his signing of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to Employee’s employment with Company or the cessation of that employment.

4. Waiver of Employment-Related Claims. Employee waives and releases, except the potential claims identified below, all rights, remedies, or claims he or she may have had or now has against Company or any of the Releasees regarding employment-related causes of action, that are applicable to Employee and Company and to which Company is subject, including without limitation, claims of wrongful discharge, breach of contract, retaliation, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, claims that he or she is or was a “whistleblower,” defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Federal Rehabilitation Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination. Claims not covered by the Employee’s waiver and release are: (a) claims for unemployment insurance benefits, (b) claims under California’s Workers Compensation laws, (c) claims relating to the Company’s express obligations under this Agreement, and (d) claims that cannot be waived or released as a matter of law (including, without limitation, the right to file administrative claims before the United States Equal Employment Opportunity Commission (“EEOC”) (except for the waiver of any right to seek damages from such claims), and testifying, assisting or participating in an investigation or proceeding by the EEOC or any comparable state or local agency. Employee represents and warrants that he or she does not believe he or she currently has any work related injuries.

5. Waiver of Unknown Claims. In executing this Agreement, Employee waives and relinquishes all rights and benefits granted to Employee under the provisions of Section 1542 of the California Civil Code or any similar statute or doctrine. Civil Code section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee acknowledges that he or she has read all of this Agreement, including the above Civil Code section, and that both the general release and Employee’s release of all rights and benefits pursuant to Civil Code section 1542 are fully understood. In waiving the provisions of Section 1542 of the California Civil Code, Employee acknowledges that he or she may later discover facts in addition to or different from those which he or she now believes to be true with respect to the matters released in this Agreement. But, he or she agrees that he or she has taken that possibility into account in reaching this Agreement, and that the releases in this Agreement will remain in effect as full and complete releases notwithstanding the discovery or existence of additional or different facts.

6. Termination of Rights under Employment Agreement and Plan. Employee confirms that the releases set forth in Sections 4 and 5 herein include, without limitation, any rights or benefits Employee may have had under the Employment Agreement and the Plan in excess of the amounts set forth in Section 1 of this Agreement, and the Employment Agreement is terminated in all respects.

7. Severability. If a Court rules that any provision in this Agreement is unenforceable, it will not affect the enforceability of the remaining provisions. The Court may enforce all remaining provisions to the extent permitted by law.

8. Confidentiality of Agreement. The Parties will not disclose to others, and will keep confidential, unless compelled by legal process, both the fact of and terms of this Agreement. The Parties may disclose this information to attorneys, accountants and other professional advisors to whom the disclosure is necessary to accomplish the purposes for which these professional advisors were retained. Employee may disclose the terms of this Agreement to his spouse/family if they agree in advance to keep this Agreement and its terms confidential. The Parties may disclose the terms of this Agreement as necessary to enforce its terms or to remedy for the breach of its terms. Employee acknowledges that keeping confidential the fact and terms of this Agreement is a material provision of this Agreement.

9. Confidential Information. Employee acknowledges that, as a condition to his or her employment with Company, he or she executed a Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”). This Agreement in no way affects, alters or waives Employee’s obligations or Company’s rights under the Proprietary Information Agreement. Employee’s ongoing compliance with the Proprietary Information Agreement is a material condition to this Agreement.

10. Non-Disparagement. Employee agrees not to disparage, in any manner, Company, its parents, successors, sister companies, divisions or affiliates; provided, however, that Employee may respond accurately and fully to any question, inquiry or request for information when required by legal process. Company’s officers and directors will not disparage Employee in any manner; provided, however, that Company and its officers and directors may respond accurately and fully to any question, inquiry or request for information when required by legal process.

11. Return of Company Property. Employee must return all Company property in Employee’s possession, custody or control no later than five (5) business days after the Separation Date.

12. Integrated Agreement. This Agreement (together with the agreements and documents to which it specifically refers contains the entire agreement of the Parties concerning its subject matter. The Parties did not make any promises or representations to each other that do not appear in this Agreement. This Agreement supersedes all other agreements between the Parties excluding the Proprietary Information Agreement.

13. Voluntary Execution. Employee has read and understands this Agreement. Employee voluntarily signs this Agreement. No person coerced Employee to sign this Agreement. Even if any of the facts or matters upon which Employee relied in making this Agreement prove to be otherwise, this Agreement will remain in full force and effect.

14. Waiver, Amendment and Modification. No waiver, amendment or modification of this Agreement’s terms is effective unless it is in writing and signed by all parties affected by the waiver, amendment or modification. The Parties’ waiver of any term or condition of this Agreement will not be construed as a waiver of any other term or condition.

15. Counterparts. This Agreement may be signed in counterparts and those counterparts will be treated as if they were one signed document.

16. Employee’s Right To Release. Employee warrants and represents that (a) Employee has not assigned or transferred, or purported to assign or transfer, and that Employee will not in the future assign or transfer to any person or entity, any right or claim released by this Agreement, any part thereof, or any interest therein, and (b) Employee is the sole owner of the rights and claims released in this Agreement.

17. Venue and Governing Law. The validity, interpretation, enforceability, and performance of this Agreement must be governed by and construed in accordance with the laws of the State of California, exclusive of its choice-of-law rules.

18. Consideration/Revocation Period. This Agreement is intended to release and discharge any claims by Employee under the Age Discrimination in Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), as applicable:

(a)	Employee acknowledges that he or she has read and understands the terms of this Agreement.

(b)	Employee acknowledges that he or she has been advised to consult with independent counsel regarding this Agreement, and that he or she has received all counsel necessary to willingly and knowingly enter into this Agreement.

(c)	Employee understands that in signing this Agreement, Employee is not waiving rights or claims based on matters occurring after the date this Agreement is executed.

(d)	Employee understands and agrees that Employee is waiving rights on claims only in exchange for consideration that Employee was not already entitled to.

(e)	Employee understands that this Agreement does not prohibit Employee from challenging or seeking a determination in good faith of the validity of this release or waiver under the Age Discrimination in Employment Act and does not impose any condition precedent, penalty, or costs for doing so unless specifically authorized by federal law.

(f)	Employee acknowledges that he or she has been given twenty-one (21) days to consider the terms of this Agreement (the “Consideration Period”), has taken sufficient time to consider whether to execute it, and has chosen to enter into this Agreement knowingly and voluntarily. If Employee does not present an executed copy of this Agreement to the Company before the expiration of the Consideration Period, this Agreement and the offer it contains will lapse.

(g)	During the seven (7) days after the execution of this Agreement (should he or she elect to execute it), Employee may revoke this Agreement by delivering a written revocation (via facsimile, email or personal delivery) to the Company, attention of the CEO. This Agreement will not become effective until the later of (i) the eighth (8th) day after Employee executes and does not revoke it and (b) the Separation Date (such date, the “Effective Date”). If Employee either fails to sign the Agreement during the Consideration Period, or revokes it prior to the Effective Date, he will not receive and/or be entitled to the Severance Benefit described in this Agreement.

(h)	Notwithstanding the foregoing, in the event that the Merger Agreement is terminated and the transactions therein are not consummated, this Agreement shall be null, void and of no further force or effect.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates written below.

Dated:
William P. Kaplan

TELIK, INC.

Dated:	By: Michael M. Wick, M.D., Ph.D. Its: Chief Executive Officer